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EXHIBIT 99.1

ADVANCED BIOTHERAPY, INC. DISCLOSES USE PATENT FOR ANTIBODIES TO
INTERFERON-GAMMA IN THE TREATMENT OF FIVE AUTOIMMUNE DISEASES

WOODLAND HILLS, Calif.--(BW HealthWire)--Dec. 13, 2001--Advanced Biotherapy, Inc. (OTCBB: ADVB - news) announced today that antibodies to interferon-gamma (IFN-g) are now protected under U.S. patent law for use in five diseases of autoimmune etiology. The announcement of the assignment of this patent number coincides with the Company's annual stockholders meeting today.

The United States Patent and Trademark Office (USPTO) has assigned U.S. Patent No. 6,333,032 to the Company for the exclusive use of IFN-g antibodies -- including humanized and fully human, as well as other antibody types -- to treat Multiple Sclerosis (MS), Rheumatoid Arthritis (RA), Juvenile Rheumatoid Arthritis, Psoriatic Arthritis (PA) and Ankylosing Spondylitis. The patent is scheduled to issue and be available to the public on December 26, 2001.

Commenting on this announcement, Mr. Edmond Buccellato, President and Chief Executive Officer, stated, "Advanced Biotherapy is now beginning to pursue out-licensing agreements for the use of antibodies to IFN-g, and we believe that this use patent issuance will add considerable value for prospective collaborative partners. The patent provides a window of legal protection for product development and protected commercialization for IFN-g antibody use as monotherapy for these severe and often catastrophic autoimmune conditions, and thus create significant opportunities, for any one of these diseases, to a collaborative partner's product pipeline."

Alexander Cappello, Chairman of the Company's Board of Directors, stated, "In light of accelerated developments and advances over the past several years in antibody technology for the treatment of various autoimmune diseases, the issuance of this patent heralds a significant milestone in the history of our company and adds significant strength to our patent portfolio. We continue to follow the progress of companies such as Abgenix, Inc. (NASDAQ: ABGX - news), Protein Design Labs, Inc. (NASDAQ: PDLI - news), Medarex, Inc. (NASDAQ: MEDX - news) and Cambridge Antibody Technology (NASDAQ: CATG - news), among others that have developed and own technologies to manufacture humanized and fully human antibodies that, in our view, validate the importance of this newly issued patent."

According to the recent comprehensive biotechnology industry report, "Therapeutic Monoclonal Antibody Industry Overview," published by emerging growth investment bank Adams, Harkness & Hill, the market for antibody technology is large, with projected continued growth. There were only ten FDA approved monoclonal antibodies that collectively represented approximately $2.1 billion in sales during 2000, with projected sales of $2.7 billion during 2001. The report forecasts 70 products, which are estimated to achieve annual global sales of approximately $12.5 billion by the year 2008. The report emphasized that the market for antibodies as biologically based drug products is diverse enough to support multiple technologies protected by solid patent positions.

Dr. Simon Skurkovich, M.D., founder, former President, Chairman Emeritus and Director of Research and Development for the Company, foresees Advance Biotherapy's IFN-g antibodies as a significant portion of the antibody therapy market growth. He stated, "The importance of IFN-g in the initiation and prolongation of autoimmune disease is now well documented and understood in the scientific community. The key role of IFN-g in the pathology of different autoimmune diseases, together with the clinical data generated in our human studies conducted in Russia, suggests that an anti-IFN-g therapeutic strategy may be superior to existing therapies for both MS, RA, PA, and other autoimmune diseases in both efficacy and safety." Reports of the Company's human studies demonstrating proof-of-principle, and the beneficial effects of antibodies to IFN-g in RA, Psoriatic Arthritis and MS were recently published in peer-reviewed scientific journals.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, the regulatory approval process, competitive products, future capital requirements and the extent and breadth of the Company's patent portfolio. The foregoing discussion of the effect of the patent issued involves risks and uncertainty, including the risks that third parties may be successful in challenging the patent; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. See the Company's public filings with the Securities and Exchange Commission for information about risks that may affect the Company.


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Contact:

     Advanced Biotherapy, Inc.
     Edmond Buccellato, 818/883-6716
     E-mail: ed@advancedbiotherapy.com
     Website: www.advancedbiotherapy.com